Exhibit 99.1

For Immediate Release	For additional information
Contact: Terry R. Thomas
or Terry E. George
at (614) 356-5000

Dominion Homes Reports Earnings for the Third Quarter of 2005

DUBLIN, Ohio – November 2, 2005 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced results for the three months ended September 30, 2005. Highlights for the third quarter of 2005 compared to the third quarter of 2004 included:

•	Revenues of $106.3 million from the delivery of 549 homes versus $162.6 million from the delivery of 820 homes;

•	Net income of $1.2 million, or $0.14 per diluted share, versus $7.5 million, or $0.91 per diluted share;

•	Sales of 433 homes, with a sales value of $81.8 million, versus sales of 598 homes, with a sales value of $109.4 million;

•	Backlog of 771 sales contracts, with a sales value of $154.6 million, at September 30, 2005, versus a backlog of 845 sales contracts, with a sales value of $166.0 million, at September 30, 2004;

•	The Company had 64 active communities at September 30, 2005 versus 58 at September 30, 2004.

Douglas G. Borror, Chief Executive Officer, commented, “Our third quarter results reflect the difficult sales conditions we are experiencing in our markets, which we anticipate will continue through the remainder of 2005. We expect to be profitable for the year, however, earnings will be substantially less than the previous year due to the lower sales volume. We remain focused on improving our sales and managing our business operations and inventories.”

The Dominion Homes analyst conference call on November 3, 2005 at 10:00 a.m. Eastern Time will be webcast simultaneously in listen-only mode via Dominion Homes’ website, www.dominionhomes.com. For those who cannot listen to the live webcast, an archived replay will be available at www.dominionhomes.com beginning at approximately 11:30 a.m. Eastern Time on November 3, 2005, and continuing for approximately 90 days. Interested parties may listen in by accessing the Company’s website and selecting “About Dominion Homes,” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Additional Financial Highlights

Third Quarter of 2005

Revenues. Revenues for the third quarter of 2005 were $106.3 million from the delivery of 549 homes, compared to $162.6 million from the delivery of 820 homes during the same period the previous year. Revenues for the third quarter of 2005 included $1.4 million in fees from the Company’s mortgage financing services subsidiary compared to $2.1 million for the third quarter of 2004. Revenues for the third quarter of 2004 included 21 model home sales with a sales value of $3.5 million that were subsequently leased back by the Company for use as sales models. There were no model homes sold and leased back for use as sales models during the third quarter of 2005. The average delivery price of homes during the third quarter of 2005 was approximately $191,000 compared to $196,300 for the third quarter of 2004.

Net Income. Net income for the third quarter of 2005 was $1.2 million or $0.14 per diluted share compared to $7.5 million or $0.91 per diluted share for the third quarter of 2004. The lower net income for the third quarter of 2005 is principally due to the delivery of 33.0% fewer homes compared to the third quarter of 2004. The Company delivered fewer homes during the third quarter of 2005 due to 16.9% fewer sales contracts in backlog at the beginning of the third quarter of 2005 compared to the third quarter of 2004 and a few communities where homes were sold with extended delivery dates, many of which are expected to close in the fourth quarter of 2005.

Gross Profit. Gross profit for the third quarter of 2005 was $21.6 million or $14.6 million below the same period a year ago, principally due to the delivery of fewer homes. The Company’s gross profit margin was 20.3% for the third quarter of 2005 compared to 22.3% for the third quarter of 2004. The lower gross profit margin was primarily due to higher lot costs as a percentage of sales. Gross profit for the third quarter of 2005 and 2004 was also reduced by $570,000 and $1.0 million, respectively, for write-offs primarily related to deposits and due-diligence costs incurred for land that the Company decided not to purchase.

Selling, General and Administrative Expense. Selling, general and administrative expense for the third quarter of 2005 declined to $16.1 million from $21.0 million for the third quarter of 2004, principally as a result of delivering fewer homes.

Interest Expense and Provisions for Income Taxes. Interest expense incurred during the third quarter of 2005 increased to approximately $3.3 million from $2.4 million during the third quarter of 2004, primarily due to a higher average interest rate and higher average borrowings. The Company’s effective tax rate for the third quarter of 2005 increased to 47.4% from 41.8% in the third quarter of 2004 primarily due to increased state tax rates as a result of new tax legislation enacted in Ohio and Kentucky and for estimated additional state taxes related to previously filed tax returns.

Sales. The Company sold 433 homes, with a sales value of $81.8 million, during the third quarter of 2005 compared to 598 homes, with a sales value of $109.4 million, during the third quarter of 2004. The average home sale price for the third quarter of 2005 was $188,900 compared to $182,900 for the third quarter of 2004.

Backlog. The Company had a backlog of 771 sales contracts, with a sales value of $154.6 million, at September 30, 2005, compared to a backlog of 845 sales contracts, with a sales value of $166.0 million, at September 30, 2004. The average price of homes in backlog on September 30, 2005 was $200,500 compared to $196,500 on September 30, 2004.

First Nine Months of 2005

Revenues. Revenues for the first nine months of 2005 were $304.2 million from the delivery of 1,575 homes, compared to revenues of $426.5 million from the delivery of 2,232 homes during the same period a year ago. This included $3.8 million of fees from the Company’s mortgage financing services subsidiary compared to $6.2 million for the first nine months of 2004. In addition, 20 model home sales with a sales value of $3.2 million were included in revenues for the first nine months of 2005, compared to 21 model home sales with a sales value of $3.5 million for the first nine months of 2004.

Net Income. Net income for the first nine months of 2005 was $4.3 million, or $0.53 per diluted share, compared to $19.2 million, or $2.34 per diluted share, for the same period in 2004. Net income was lower for the first nine months of 2005 compared to the same period the prior year principally due to the delivery of 29% fewer homes.

Gross Profit. Gross profit for the first nine months of 2005 was $64.6 million or $32.6 million below gross profit for the first nine months of 2004. The Company’s gross profit margin was 21.2% for the first nine months of 2005 compared to 22.8% for the first nine months of 2004. This decline was primarily due to an increase in the cost of home construction and higher lot costs. Gross profit for the first nine months of 2005 and 2004 was also reduced by $3.0 million and $1.3 million, respectively, for write-offs primarily related to deposits and due-diligence costs incurred for land that the Company decided not to purchase. Gains from the sale of property in the amount of $824,000 were recognized in the first nine months of 2005.

Selling, General and Administrative Expense. Selling, general and administrative expense for the first nine months of 2005 declined by $10.4 million to $49.4 million from $59.8 million for the first nine months of 2004, principally as a result of delivering fewer homes.

Interest Expense and Provision for Income Taxes. Interest expense incurred during the first nine months of 2005 increased to approximately $8.8 million from $6.2 million during the first nine months of 2004, primarily due to higher average borrowings and a higher average interest rate. The Company’s effective tax rate for the first nine months of 2005 decreased to 32.8% from 38.7% in the first nine months of 2004 primarily due to favorable tax audit settlements that occurred during the first nine months of 2005. This decline was partially offset by an increase in the state tax rate as a result of new tax legislation enacted in Ohio and Kentucky and for estimated additional state taxes related to previously filed tax returns.

Sales. The Company sold 1,714 homes, with a sales value of $325.7 million, during the first nine months of 2005 compared to 2,058 homes, with a sales value of $385.2 million, during the first nine months of 2004. The average home sale price was $190,000 for the first nine months of 2005 compared to $187,200 for the first nine months of 2004.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$106,330	$162,623	$304,180	$426,476
Cost of real estate sold	84,720	126,383	239,580	329,232

Gross profit	21,610	36,240	64,600	97,244
Selling, general and administrative	16,059	20,972	49,351	59,769

Income from operations	5,551	15,268	15,249	37,475
Interest expense	3,318	2,389	8,801	6,180

Income before income taxes	2,233	12,879	6,448	31,295
Provision for income taxes	1,059	5,377	2,113	12,116

Net income	$1,174	$7,502	$4,335	$19,179

Earnings per share
Basic	$0.15	$0.94	$0.54	$2.40

Diluted	$0.14	$0.91	$0.53	$2.34

Weighted average shares outstanding
Basic	8,074,722	8,008,556	8,058,226	7,981,174

Diluted	8,207,177	8,222,127	8,207,535	8,178,974

Consolidated Balance Sheets

	September 30, 2005 (Unaudited)	December 31, 2004
ASSETS

Cash and cash equivalents	$5,983	$6,710
Accounts receivable	4,154	4,521
Real estate inventories	453,597	416,519
Prepaid expenses and other	10,944	6,503
Deferred income taxes	560	2,685
Net property and equipment	6,058	7,542

Total assets	$481,296	$444,480

LIABILITIES AND SHAREHOLDERS’ EQUITY

Note payable, banks	$225,987	$194,378
Term debt	14,227	5,819
Other liabilities	46,661	55,386

Total liabilities	286,875	255,583
Total shareholders’ equity	194,421	188,897

Total liabilities and shareholders’ equity	$481,296	$444,480

Lot Inventory as of September 30, 2005

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,797	1,626	9,979	13,402
Kentucky	445	481	1,048	1,974
Controlled by the Company:
Central Ohio	—	—	2,379	2,379
Kentucky	—	—	208	208

Held for sale:
Central Ohio	—	—	1,047	1,047
Kentucky	—	—	204	204

Total Land Inventory	2,242	2,107	14,865	19,214

In addition to the above estimated lot inventory, the Company was in the process of evaluating additional cancelable contractual obligations for which it had not determined if it is reasonably likely that it will complete the land or lot purchase.

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